Exhibit 99.1

Consumers Bancorp, Inc. Announces Appointment of New Board Member

Minerva, Ohio—Consumers Bancorp, Inc. (OTCBB: CBKM), the holding company for Consumers National Bank, announced today that its Board of Directors approved the appointment of Bradley Goris as a director of Consumers Bancorp, Inc. and Consumers National Bank effective January 1, 2011. He has also been appointed to serve on the Compensation and Corporate Governance/Nominating Committees.

Goris is currently a Principle Agent of the Goris-Meadows Insurance Agency, a subsidiary of A.A. Hammersmith Insurance, where he serves as Vice-President in Alliance. He is also a Managing Member of Goris Properties, LLC, a family real estate development and management firm in Alliance.

Goris’s commitment to community service is apparent in his contributions to many non-profit local organizations. He currently serves on the boards of the Alliance Rotary Club, Alliance City Planning Commission, and Canton Symphony Orchestra. He has also previously served as a board member of the Alliance Area Jaycees, Carnation Festival Board, Alliance Area Chamber of Commerce, Chapel In Marlboro Trustees (including two terms as Chairman), United Bank Community Advisory Board, and Mount Union College Community Relations Council.

 “Brad’s extensive financial industry experience combined with his ample community involvement makes him an excellent addition to the Consumers Bancorp, Inc. Board of Directors,” said Laurie McClellan, Chairman of the Board of Consumers Bancorp, Inc. “His dedication to the Alliance community and local business supports our Bank’s community banking philosophy. We are very pleased that Brad has chosen to join our Board and serve as a liaison between the Bank and the Alliance market,” said McClellan.

Goris is a third generation resident of Alliance and a graduate of Alliance High School and Central Michigan University with a Bachelor of Science in Business Administration. He is a member of Community Bible Church, Alliance Country Club, Alliance Wranglers Club, East Central Ohio Pilots Association, and Stark County Power Squadron. He is married to Suzan Goris.